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                                                                    EXHIBIT 10.4


                             MEDICAL SCIENCE SYSTEMS
               DEVELOPMENT AND COMMERCIALIZATION PROJECT AGREEMENT
                         (EYE DISEASES AMONG DIABETICS)


        This Agreement is entered into and made effective as of this ___ day of ___________, 1996 (the "Effective Date") by and between Medical Science Systems, Inc. a Texas corporation having its principal place of business at 4400 MacArthur Blvd., Suite 980, Newport Beach, CA 92660 ("MSS") and The University of Sheffield, Western Bank, Sheffield S10 2TN, England ("University"), acting through The Section of Molecular Medicine of the University's Department of Medicine and Pharmacology ("SMM").


                                    RECITALS

        A. University and MSS have entered into a Master Agreement for Technology Evaluation dated July 1, 1996 (the "Master Agreement"). Following the procedures set forth in the Master Agreement, the parties have agreed to work together on a project as defined herein to perform additional development and commercialization of certain technology relating to the association between genetics and eye diseases among diabetics.

        B. This Agreement is intended to supplement the provisions set forth in the Master Agreement with respect to such technology, and sets forth additional terms and conditions agreed to by the parties with respect to the project.

        C. It is contemplated that MSS may locate and engage a third party to assist in the commercialization of products based upon the technology that is the subject of the project, or MSS may itself commercialize certain products based upon the technology. This Agreement is also intended to set forth the terms and conditions upon which MSS will locate and engage such third party or itself commercialize such products.

        NOW, THEREFORE, in consideration of the foregoing premises and of the terms and conditions of this Agreement, the parties agree as follows:


1.      DEFINITIONS

        1.1 "Approved Lab" means a laboratory (which may be an internal laboratory of the University and/or MSS or a third party laboratory) mutually approved by MSS and SMM pursuant to Section 3.5 below to conduct Test Administrations.

        1.2 "Brand Name(s)" means the trademark(s), service mark(s) and/or logo(s) or other designations under which Products are marketed and promoted by MSS or a Third Party.

        1.3 "Commercialization Event" means either of the following with respect to a Product: (i) entry into a business arrangement with a Third Party (whether through a license and/or


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* Confidential Treatment requested.
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development agreement, distribution agreement, joint venture, co-promotion, or other structure) for the further development, clinical testing, marketing and/or sale of such Product in one or more markets, or (ii) decision by the Steering Committee to engage MSS to commercially distribute such Product in one or more markets directly to end users or through distribution channels set up by MSS (rather than through a Third Party).

        1.4 "Confidential Information" shall be as defined in Section 1 of the Master Agreement.

        1.5 "Eye Disease Test" means [ * ].

        1.6 "Initial Eye Disease Test" means [ * ].

        1.7 "Innovations" means all ideas, inventions, apparatus, systems, data, discoveries, methods, processes, improvements, works of authorship and other innovations of any kind within the Project Scope, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection. Examples of Innovations include: [ * ]. "Innovations" does not include any preexisting MSS computer information technology or products (including but not limited to MSS' Biofusion(TM) and Medical Decision Explorer(TM) products and technology), and the usage of any such technology or products shall not be deemed to be within the Project Scope.

        1.8 "Intellectual Property Rights" means patent applications, patents, design rights or other similar invention rights, rights of priority, copyrights, trademarks, trade secret rights and other intangible rights, whether existing under statutory or common law, in any country in the world.

        1.9 "Joint Innovations" means all inventions, improvements, works of authorship and other innovations of any kind within the Project Scope that may be made, conceived, developed or reduced to practice jointly by MSS and by SMM and their respective employees, consultants, faculty, technicians, visiting scientists, students, and/or post-doctoral associates in the course of this Agreement, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection. Examples of Joint Innovations include but are not limited to: genetic, biochemical, or chemical based therapeutic targets, new genes or gene sequences, DNA sequences, and improvements to any of the foregoing.

        1.10 "Licensed Patents" means (i) any United States patents that may issue to the University during the term of this Agreement covering an Eye Disease Test (including the Initial Eye Disease Test) developed by or on behalf of the University and all divisionals, reissues, and


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reexaminations thereof that may issue in the United States during the term of this Agreement, (ii) any corresponding foreign patents that may issue to the University during the term of this Agreement with respect to any of the preceding patents, and all divisionals, reissues, and reexaminations thereof, and (iii) any other patents that may issue to the University during the term of this Agreement, and all divisionals, reissues, and reexaminations thereof, to the extent they cover any Innovations within the Project Scope.

        1.11 "Licensed Invention" means any apparatus, system, process, method or other invention claimed in any of the Licensed Patents, and any work of authorship, know how, trade secret and other technology within the Project Scope covered by any other Intellectual Property Right of the University.

        1.12 "MSS Innovations" means all Innovations within the Project Scope that may be made, conceived, developed or reduced to practice solely by MSS and its employees, consultants, and technicians.

        1.13  "Net Proceeds" means the following:

               (i) In the case of a Commercialization Event with a Third Party, all royalties, license fees, or other monies payable by such Third Party based upon the commercial distribution of a Product in one or more markets; and

               (ii) In the case of a decision by the Steering Committee to engage MSS to commercially distribute one or more Products in one or more markets directly to end users or through distribution channels set up by MSS, the gross amount actually received by MSS from the commercial distribution of a Product, less (i) any delivery or other transportation charges and taxes imposed on the transaction, (ii) any charges by an Approved Lab incurred with respect to such Product, (iii) the cost of goods sold (COGS), (iv) actual out of pocket costs for advertising, travel, trade shows, educational programs and other marketing and sales expenses (but not including salaries of personnel) directly related to the commercial distribution of the Product, (v) as determined by the Steering Committee, either a reasonable administrative and sales overhead charge, or the actual personnel costs for marketing, sales and administrative functions, with respect to the commercial distribution of the Product, all of the foregoing computed in accordance with generally accepted accounting principles, and (vi) carryover losses, if any, from a previous quarter. It is recognized by the parties that, depending upon the specific responsibilities assumed by each of the parties, the foregoing costs and expenses may be incurred by either MSS or the University.

        1.14 "Products" means any products or services related to the Project (such as new tests, diagnostics, therapeutics, or related services) based upon any University Innovation, MSS Innovation, or Joint Innovation within the Project Scope.

        1.15 "Project" means the development and commercialization activities to be undertaken by MSS, SMM and Third Parties (if any) pursuant to this Agreement within the Project Scope.

        1.16  "Project Scope" means:


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               (i) [ * ], and

               (ii) [ * ].

        1.17  "Steering Committee" shall be as defined in Section 2 below.

        1.18 "Subsidiary" means a corporation, company or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party to this Agreement; provided that any such corporation, company or other entity will be deemed to be a Subsidiary only so long as such ownership or control exists.

        1.19 "Test Administration" means the performing of the genetic analysis of an Eye Disease Test by an Approved Lab based upon a sample gathered from a patient using Test Sampling Materials.

        1.20 "Test Sampling Materials" means a container that will be used to transport a sample from a patient to an Approved Lab for performing the genetic analysis of an Eye Disease Test on such sample, and accompanying instructional materials.

        1.21 "Third Party" means a third party entity engaged by MSS, with the approval of the Steering Committee, in accordance with this Agreement to assist in the further development, clinical testing, marketing and/or commercial distribution of one or more Products in one or more markets.

        1.22 "University Innovations" means all Innovations within the Project Scope that may be made, conceived, developed or reduced to practice solely by SMM and its faculty, employees, consultants, technicians, visiting scientists, students and post doctoral associates.


2.      STEERING COMMITTEE

        2.1 General Responsibilities of the Steering Committee. A four-person steering committee, consisting initially of Paul White and Kenneth Kornman for MSS and [ * ] for the University (the "Steering Committee"), will make joint decisions and provide high level management with respect to the Project.
[ * ] will also serve on


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the Steering Committee as a representative of the employees, faculty, consultants and staff working on the Project. Each person on the Steering Committee will have one vote. Each party may nominate alternative or replacement members to serve on the Steering Committee with the consent of the other party, which consent will not be unreasonably withheld. The Steering Committee will meet on a regular basis as the committee members may determine to be necessary. Written minutes of the meetings of the Steering Committee will be kept and will be promptly circulated after each meeting to the committee members for approval. The Project will consist of an initial phase and any follow-on phases that the Steering Committee may determine to pursue. During the initial phase, the parties will, in accordance with their respective responsibilities set forth in
Section 3 below, file and prosecute U.S. and international patents covering the Initial Eye Disease Test and any other Innovations that the Steering Committee may determine, conduct clinical studies to generate appropriate clinical data and, if such data demonstrates strong clinical utility of potential Products, identify and engage an appropriate Third Party. If the Steering Committee determines that the clinical data is not strong enough to seek a Third Party, the Steering Committee will determine the next step(s) that should be taken. After completion of the initial phase of the Project, the Steering Committee will review and make decisions as to the next step(s) that should be taken, which may include additional research and/or development and testing of Products, seeking of additional Third Parties, direct sales, or termination of the Project.

        2.2 Determinations With Respect to Commercialization of Individual Products. The Steering Committee will determine with respect to each Product or class of Products to be commercialized pursuant to the Project, whether to engage a Third Party to assist in the further development, clinical testing, marketing and/or commercial distribution of such Product(s) in one or more markets, or whether to engage MSS to commercially distribute such Product(s) in one or more markets directly to end users or through distribution channels set up by MSS. In the event that the Steering Committee determines to engage a Third Party with respect to a particular Product, MSS will identify potential Third Parties and the Steering Committee will select one with which MSS will be authorized to negotiate an appropriate engagement with respect to such Product, or to extend a previous engagement to cover such Product.


3.  RESPONSIBILITIES OF THE PARTIES

        This Section sets forth the responsibilities of the parties during the Project, including but not limited to the initial phase of the Project.

        3.1 Responsibilities of MSS. Subject to the high level management and direction of the Steering Committee, MSS will have responsibility for the following activities:

               (i)  Conducting overall management and oversight of the Project.

               (ii) Providing assistance if needed with the design of confirmatory clinical trials to demonstrate clinical utility or to support other claims the University would like to make with respect to the results of research conducted for the Initial Eye Disease Test.


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               (iii) Providing assistance with data analysis and statistical support with respect to the confirmatory clinical trials for the Initial Eye Disease Test.

               (iv) Developing a patent strategy with respect to Innovations and Products and the determination of which countries patents should be filed in.

               (v) Preparing and filing in the United States the initial patent application with respect to the Initial Eye Disease Test and any other Innovations the Steering Committee may determine to file patents for during the Project.

               (vi) Preparing, filing, and prosecuting all international patent applications (subject to the shared cost obligations set forth in Section 3.4 below) that the Steering Committee determine to file during the Project, to the extent the foregoing is not handled by one or more Third Parties.

               (vii) Developing an initial regulatory strategy with respect to Innovations and Products to be developed during the Project for markets in which the Steering Committee determines MSS should seek to establish Third Parties (but not including the actual preparation or filing of documentation for any regulatory approval or license, which will be handled by MSS or a Third Party as the Steering Committee may determine, subject to the shared cost obligations set forth in Section 3.4).

               (viii) Identifying potential Third Parties and preparing the business plans necessary to support the engagement of one or more Third Parties, conducting negotiations with respect to such engagement, and monitoring of any Third Parties engaged.

               (ix) Handling public relations with respect to Innovations to support the initial market development and the search for appropriate Third Parties.

               (x) Handling public relations, with the input and consultation of the University, with respect to scientific breakthroughs and data embodied in or associated with Eye Disease Tests and other Products and their underlying scientific research;

        MSS will use reasonable efforts to perform its responsibilities set forth in this Section 3.1 in accordance with any timeline set by the Steering Committee.

        3.2 Responsibilities of the University. Subject to the high level management and direction of the Steering Committee, the University will have responsibility for the following activities:

               (i) Expanding the data and running confirmatory clinical studies with respect to the Initial Eye Disease Test.

               (ii) Conducting data analysis and providing statistical support with respect to data being produced by the University for the Initial Eye Disease Test.


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               (iii) Conducting genetic laboratory analysis on all such data and interpretation of the results for the Initial Eye Disease Test.

               (iv) Further technical development of Innovations and Products by seeking potential new gene sequences and running confirming genetic laboratory tests.

               (v) Ensuring that all tests are run consistent with European Community standards.

               (vi) Ensuring that the employees, faculty, consultants and staff working on the Project maintain written documentation of their work (such as laboratory notebooks) sufficient to establish dates of invention, the substance of their work on the Project at various dates, and any other information necessary or desirable for seeking patent protection and establishing priority of invention.

               (vii) Providing assistance in validation of Approved Labs if necessary.

               (viii) Providing reasonable technical presentation support and assistance to MSS if requested by MSS.

               (ix) Participation in a reasonable number of educational programs with respect to Innovations and Products, if requested by MSS or a Third Party.

        The University will use reasonable efforts to perform its responsibilities set forth in this Section 3.2 in accordance with any timeline set by the Steering Committee.

        3.3 Additional Responsibilities and Reallocation of Responsibilities. The parties recognize that with respect to the development, testing and commercialization of any particular Product (including the Initial Eye Disease
Test), additional responsibilities not enumerated in Sections 3.1 and 3.2 above may need to be allocated to the parties, and it may further become desirable to reallocate some of the responsibilities enumerated in Sections 3.1 and 3.2 between the parties. In either case, the Steering Committee will have responsibility for making any such allocation or reallocation of responsibilities.

        3.4  Costs of Carrying Out Responsibilities; Shared Costs.

               (a) Costs to be Borne by the Parties Individually. Subject to the shared cost obligations of this Section 3.4, each party will carry out the activities for which it is responsible at its own expense, including the costs of any research and development, internal staff and overhead costs, consultants and other outside contractors assisting a party in performing its duties, travel costs, initial U.S. patent filing and prosecution costs, locating and engaging Third Parties, and public relations.

               (b) Shared Costs. The parties recognize that there will be shared costs incurred under the Project, which will be borne by the parties in proportion to each party's share of Net Proceeds. Shared costs will include the following: legal fees incurred in engaging a Third Party; all costs associated with the preparation, filing and prosecution of international patent


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applications, including filing fees, translation costs and legal fees (although
MSS will be responsible for its internal staff and overhead costs incurred with respect to any patent applications that it has responsibility for); regulatory costs, if any, including filing fees and legal fees; other costs that may be incurred with respect to the commercialization of Products, whether through MSS or a Third Party, such as patent litigation costs, indemnities and warranties to a Third Party or to end users of Products, and any insurance premiums to insure against potential liability; and any other costs approved by the Steering Committee to be shared costs.

               (c) Payment of Shared Costs. The parties will contribute to shared costs as they are incurred. After a Commercialization Event occurs with respect to a Product and Net Proceeds are being generated: (i) The Steering Committee will determine a percentage of the Net Proceeds that will be directed into a sinking fund out of which shared costs and any liabilities incurred will be paid, and (ii) to the extent that the sinking fund contains insufficient funds to pay any shared costs incurred, MSS will have the option to require the University to contribute its share of the balance directly to MSS, or to pay such shared costs directly and to offset the University's share of such costs against the share of any Net Proceeds or development funds to which the University is entitled hereunder.

        3.5 Selection of Approved Labs. MSS and the University will by mutual agreement establish one or more Approved Labs to conduct Test Administrations. Neither party will unreasonably withhold its consent to the establishment of a particular Approved Lab. Such Approved Labs must have the technical and professional capability to conduct Test Administrations in a competent, cost efficient and timely manner, must meet all applicable governmental regulatory requirements, and must be able to handle reasonable anticipated volumes. In the event that either party determines, in the exercise of good faith judgment, that an Approved Lab previously agreed to by the parties is unacceptable or undesirable, then the Steering Committee will determine whether a different Approved Lab should be established and, if so, will establish a replacement Approved Lab.

        3.6 Use of Approved Labs. Each party agrees that it will conduct or cause to be conducted Test Administrations only through an Approved Lab, except that either party may at its option use other laboratories to conduct Test Administrations in conjunction with internal development of products outside the Project Scope.


4.      GRANT OF LICENSES

        4.1 Grant. Subject to the terms and conditions of this Agreement, the University hereby grants to MSS a worldwide, irrevocable, transferable license under the Licensed Patents and any other applicable Intellectual Property Rights owned by the University to make, have made, use, offer to sell, sell, license and otherwise transfer Products within the Project Scope and to conduct Test Administrations, and to sublicense Third Parties, distributors and Subsidiaries of MSS, and Approved Labs to do any of the foregoing, all subject to the approval of the Steering Committee in accordance with Section 2 above.


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        4.2 Exclusivity. The license granted in Section 4.1 shall be exclusive to MSS, except that the University retains the right to practice and use any Licensed Invention for its own internal research purposes and in carrying out any of its responsibilities under Section 3.2 above.


5.      DIVISION OF NET PROCEEDS

        5.1 Allocation of Net Proceeds With Respect to Products. The allocation of Net Proceeds between MSS and the University with respect to each Product within the Project Scope will be determined by the Steering Committee based on general guidelines to be generated by the Steering Committee for each type of Product to be developed and commercialized hereunder (the "General Guidelines"). The General Guidelines for a particular type of Product will contain a set of weights assigned to each responsibility that could potentially be allocated between the parties for the development and/or commercialization of a particular Product of that type. With respect to each particular Product of a defined type, the parties will generate and execute a set of specific guidelines for that particular Product (the "Specific Guidelines"), which will list those of the responsibilities contained in the General Guidelines that are applicable to that particular Product, will allocate each such responsibility to one of the parties, and will credit to such party the weight associated with such responsibility in the General Guidelines. Each party's share of the Net Proceeds generated by such particular Product will then equal its percentage share of the total weights in the Specific Guidelines assigned to such party, subject to any minimum share such party may be entitled to as listed in the General Guidelines and/or the Specific Guidelines. If a responsibility listed in the General Guidelines for a type of Product is not relevant to a particular Product of that type, then the weight for that responsibility will be listed as zero in the Specific Guidelines for that particular Product. For example, if the total weights for all assigned responsibilities in the Specific Guidelines equals 80 and the weights associated with the responsibilities assigned to one party in the Specific Guidelines equals 30, then such party would be entitled to 37.5% of the Net Proceeds generated by that particular Product.

        Schedule 1 contains the General Guidelines for genetic test Products the parties have agreed to as of the Effective Date. Schedule 2 contains the Specific Guidelines the parties have agreed to as of the Effective Date for the Initial Eye Disease Test based upon the responsibilities for the Initial Eye Disease Test set forth in Section 3 above. In the event that the Steering Committee reallocates the responsibilities for the Initial Eye Disease Test, or adds new responsibilities to one or both of the parties, the Steering Committee will determine and execute a revised set of Specific Guidelines for the Initial Eye Disease Test based upon the reallocated responsibilities and the cost thereof.

        As new General Guidelines are generated by the Steering Committee for other Product types, the parties will set forth such General Guidelines in a new Schedule to this Agreement, and when executed by a majority of the members of the Steering Committee, such General Guidelines shall then become a part of this Agreement. Similarly, as Specific Guidelines for a particular Product of that type are generated, the parties will set forth such Specific Guidelines in a new Schedule to this Agreement, and when executed by a majority of the members of the Steering Committee, such Specific Guidelines shall then become a part of this Agreement. The Steering Committee may revise any General Guidelines or Specific Guidelines based upon a


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reallocation of responsibilities thereunder and the associated cost thereof and, upon doing so, shall set forth the revised guidelines in a new Schedule which, when executed by a majority of the members of the Steering Committee, shall become a part of this Agreement.

        5.2 Development Funding from a Third Party. Any development funding received from a Third Party will be allocated by the Steering Committee between MSS and the University in proportion to the responsibilities each party undertakes that is covered by such funding and the effect such responsibilities may have on the division of Net Proceeds.

        5.3 Payment Directly to [ * ]. MSS may pay directly to [ * ] any portion of the University's share of Net Proceeds to which [ * ] is entitled.


6.      REPORTING AND DISTRIBUTION OF NET PROCEEDS

        6.1 Reports and Payment. MSS will, within forty-five (45) days after the close of each calendar quarter during the term of this Agreement, issue a written report to the University reporting the Net Proceeds generated by MSS during such quarter, and a computation of the share thereof due each party hereunder. Full payment, net of any setoffs for shared costs to which MSS may be entitled under Section 3.4(c) above, of the University's share of such Net Proceeds for such calendar quarter will accompany such report.

        6.2 Books and Records. MSS will keep, and will cause its distributors to keep, full, true, and accurate records with respect to Net Proceeds. MSS will give access to such records at reasonable times, no more than once per year, for three (3) years following the end of the calendar year to which they pertain, to a mutually acceptable independent certified public accountant retained by the University for the purpose of verifying the accuracy of the reports supplied to the University hereunder. The University will pay for the cost of such independent certified public accountant, except in the event that such inspection reveals that MSS has understated or underpaid the amounts due hereunder to the University in an average amount of five percent (5%) or more over a six (6) month period, then the MSS will pay or reimburse the University for the entire cost of such inspection. MSS agrees to pay the balance of such amounts due, together with the cost of the inspection, to the University within ten (10) days after written notice by the University of MSS's understatement or underpayment.


7.      OWNERSHIP

        7.1 MSS Innovations. MSS shall be the sole and exclusive owner of MSS Innovations, any Product based thereon after a Commercialization Event, the Brand Name(s), and all Intellectual Property Rights in the foregoing, subject to the University's right to share in Net Proceeds generated from the commercialization thereof in accordance with this Agreement. The University agrees to execute documents, including but not limited to assignment documents, as reasonably requested by MSS to establish, confirm and perfect MSS's rights in any of the foregoing.


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        7.2 University Innovations. The University shall be the sole and exclusive owner of University Innovations and of all Intellectual Property Rights therein, provided, however, that upon the occurrence of a Commercialization Event with respect to a University Innovation and/or a Product based thereon, the University agrees to assign to MSS all right and title to such University Innovation and/or Product and to all Intellectual Property Rights therein, subject to the University's right to share in Net Proceeds generated from the commercialization thereof in accordance with this Agreement. Each party agrees to execute documents, including but not limited to assignment documents, as reasonably requested by the other party to establish, confirm and perfect the other party's rights in accordance with the foregoing.

        7.3 Joint Ownership. MSS and the University shall be joint owners of equal undivided interests in any Joint Innovations developed by them, provided, however, that (i) during the term of this Agreement, each party agrees to exploit its joint ownership rights consistent with MSS's exclusivity as defined in Section 4.2 above, and (ii) upon the occurrence of a Commercialization Event with respect to a Joint Innovation and/or a Product based thereon, the University agrees to assign to MSS all right and title to such Joint Innovation and/or Product and to all Intellectual Property Rights therein, subject to the University's right to share in Net Proceeds generated from the commercialization thereof in accordance with this Agreement. After expiration or termination of this Agreement, each party shall be free to exploit, without the permission of the other party and without any duty of accounting, its joint ownership rights in any Joint Innovations that have not been assigned to MSS under this Section 7.3.


8.      PUBLICATION

        Publication of research results or other information within the Project Scope will be governed by the procedures set forth in Section 5 of the Master Agreement. The Steering Committee will act as the "designated person" of each party as referenced in Section 5 of the Master Agreement, and will have the authority to determine the content and timing of any such publication.


9.      TERM

        Unless earlier terminated in accordance with the terms of Section 10 below or by determination of the Steering Committee to abandon the Project and terminate this Agreement, this Agreement shall remain in effect from the Effective Date for a period of ten (10) years, and shall thereafter automatically renew for additional one (1) year periods, unless either party gives written notice to the other party at least six (6) months in advance of any renewal date that such party does not wish to renew this Agreement.


10.     TERMINATION

        10.1 Termination Upon Notice of Breach. In the event that either party breaches or defaults under any material term or condition of this Agreement, including but not limited to failure to make timely payment of monies due, and such breach or default is not cured within thirty (30) days of written notice of the same from the other party, the other party may, in addition to any other remedy that it may have at law or in equity or under this Agreement, terminate this Agreement.

        10.2 Termination by the Steering Committee. The Steering Committee may at any time determine to abandon the Project and terminate this Agreement on a timeline as set by the Steering Committee.

        10.3 Termination by MSS. MSS may at its option upon written notice to the University terminate this Agreement in the event that [ * ] is no longer an employee of the University or [ * ].

        10.4 Immediate Termination Upon Certain Events of Bankruptcy. Either party may at its option terminate this Agreement immediately upon written notice to the other party upon the occurrence of any of the following events:

               (a) In the event that the other party makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudicated to be bankrupt or insolvent; files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation, or files an answer or similar pleading admitting the material allegations of a petition filed against it in any such proceeding; or consents to or acquiesces in the appointment of, or has its business placed in the hands of, a trustee, receiver, assignee, or liquidator of it or any substantial part of its business, assets or properties, whether by voluntary act or otherwise; or

               (b) In the event that either party ceases doing business as a going concern, or it or its shareholders take any action in anticipation of or furtherance of dissolution or liquidation.

        10.5  Effect of Termination.

               (a) Provisions Applying to All Terminations. In the event of any termination of this Agreement for any reason, the following provisions shall apply:

                      (i) except as provided in this Section 10.5 or under
Section 10.6 below, all further obligations of both parties under this Agreement will cease as of the date of termination of this Agreement;

                      (ii) each party shall retain ownership (including joint ownership) of any Innovations and/or Products to which it had title in accordance with the provisions of this Agreement on the date of such termination, including but not limited to title by virtue of an assignment after a Commercialization Event; and

                      (iii) with respect to any Product(s) for which a Commercialization Event has occurred as of the date of termination of this Agreement, the Steering Committee will determine how the division of Net Proceeds from such Product(s) should be reallocated between the parties, both immediately and over time, based upon the additional responsibilities with respect to such Product(s) that MSS will have to assume post termination of this Agreement, and MSS will be entitled to deduct its reasonable cost of all such additional responsibilities from the University's share of any such Net Proceeds, provided, however, that in no event shall the deduction of such costs cause the University's share of such Net Proceeds to fall below [ * ] in any given calendar quarter.

               (b) Provisions Applying to Specific Events of Termination. In addition to the provisions of subsection (a), the following provisions shall apply with respect to specific events of termination affecting Products for which no Commercialization Event has occurred:

                      (i) Termination by MSS. In the event that MSS terminates this Agreement pursuant to Sections 10.1 or 10.4, or the University elects not to renew this Agreement pursuant to Section 9, then with respect to any Product for which data exists or proof of principle studies are underway but no Commercialization Event has yet occurred as of the date of termination, the license rights granted by the University to MSS under Section 4 above shall continue, and MSS shall have the right to continue development of any such Product and to take such Product into commercial distribution (either itself or through a Third Party), provided that (1) if such Product is placed into commercial distribution, then the Steering Committee will determine how the Net Proceeds from such Product should be allocated between the parties, both immediately and over time, based upon the additional responsibilities that MSS assumes with respect to such Product post termination of this Agreement and (2) MSS will be entitled to deduct its reasonable cost of all such additional responsibilities from the University's share of any Net Proceeds generated by such Product, except that, unless otherwise determined by the Steering Committee, in no event shall the deduction of such costs cause the University's share of such Net Proceeds to fall below [ * ] in any given calendar quarter.

                      (ii) Termination by the University. In the event that the University terminates this Agreement pursuant to Sections 10.1 or 10.4, or MSS elects not to renew this Agreement pursuant to Section 9, then, at the University's option, the University may either:

                             (1) terminate all licenses granted by the
University to MSS under this Agreement with respect to any Product(s) for which no Commercialization Event has yet occurred as of the date of termination, and elect to itself continue development of any such Product and to take such Product into commercial distribution (either itself or through a Third Party), provided that (x) if such Product is placed into commercial distribution, then the Steering Committee will determine how the Net Proceeds from such Product should be allocated between the parties, both immediately and over time, based upon the additional responsibilities that the University assumes with respect to such Product post termination of this Agreement and (y) the University will be entitled to deduct its reasonable cost of all such additional responsibilities from MSS's share of any Net Proceeds generated by such Product, except that, unless otherwise determined by the Steering Committee, in no event shall the deduction of such costs cause MSS's share of such Net Proceeds to fall below
[ * ] in any given calendar quarter; or

                             (2) allow the license rights granted by the
University to MSS under Section 4 above to continue and allow MSS to continue development of any such Product and to take such Product into commercial distribution (either itself or through a Third Party), provided that (x) if such Product is placed into commercial distribution, then the Steering Committee will determine how the Net Proceeds from such Product should be allocated between the parties, both immediately and over time, based upon the additional responsibilities that MSS assumes with respect to such Product post termination of this Agreement and (y) MSS will be entitled to deduct its reasonable cost of all such additional responsibilities from the University's share of any Net Proceeds generated by such Product, except that, unless otherwise determined by the Steering Committee, in no event shall the deduction of such costs cause the University's share of such Net Proceeds to fall below [ * ] in any given calendar quarter.

                      (iii) Termination by the Steering Committee or by MSS Under Section 10.3. In the event this Agreement is terminated by the Steering Committee pursuant to Section 10.2 or by MSS pursuant to Section 10.3, then the Steering Committee will decide whether MSS or the University (if any) should assume responsibility for continuing development of any Product for which a Commercialization Event has not occurred as of the date of such termination, and in the event MSS assumes such responsibility, then any licenses granted by the University to MSS under this Agreement will survive termination of this Agreement. The Steering Committee will also determine how the Net Proceeds generated by any such Product should be allocated between the parties, based upon the additional responsibilities assumed by the party having responsibility for continuing development of such Product post termination of this Agreement, and the party assuming such responsibility will be entitled to deduct its reasonable cost of all such additional responsibilities from the other party's share of any Net Proceeds generated by such Product, except that, unless otherwise determined by the Steering Committee, in no event shall the deduction of such costs by one party cause the other party's share of such Net Proceeds to fall below [ * ] in any given calendar quarter.

        10.6 Survival of Certain Provisions. The provisions of Sections 6.2, 7, 10.5, 10.6, 12, 13.1, 13.2, 14.3, 15, 17, and 18 of this Agreement will survive the expiration or termination of this Agreement.


11.     PERSONNEL

        Each party will cause its respective employees, faculty, consultants and staff to execute such agreements, assignments, applications and other documents as necessary to perfect and protect each party's rights as defined in this Agreement with respect to Innovations and Products within the Project Scope.


12.     SETTLEMENT OF DISPUTES

        12.1 Basic Dispute Resolution Procedures. Any dispute between the parties either with respect to the interpretation of any provision of this Agreement or with respect to the performance of either party shall be resolved as specified in this Section.

               (a) Upon the written request of either party, each of the parties will appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

               (b) The designated representatives shall meet as often as necessary during a fifteen (15) day period (or such other time as the parties may agree) to gather and furnish to the other all information with respect to the matter in issue which is appropriate and germane in connection with its resolution.

               (c) Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

               (d) During the course of such negotiation, all reasonable requests made by one party to the other for nonprivileged information reasonably related to this Agreement, will be honored in order that each of the parties may be fully advised of the other's position.

               (e) The specific format for such discussions will be left to the discretion of the designated representatives, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

        12.2 Escalation Procedures. If the designated representatives cannot resolve the dispute, then the dispute shall be escalated to a member of the Board of Directors or Trustees of each of the University and of MSS, for their review and resolution. If the dispute cannot be resolved by such persons, then the parties may initiate formal proceedings; however, formal proceedings for the resolution of any such dispute may not be commenced until the earlier of:

               (a) The designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely; or

               (b) Sixty (60) days after the initial request to negotiate such dispute (unless preliminary or temporary relief of an emergency nature is sought by one of the parties); or

               (c) Thirty (30) days before the statute of limitations governing any cause of action relating to such dispute would expire.

        12.3  Arbitration of Monetary Disputes.

               (a) Procedures. Any monetary disputes between the parties concerning the amount of monies due or payable under this Agreement which the parties are unable to resolve pursuant to the provisions of Sections 12.1 and
12.2 above, will be settled by arbitration in Orange County, California (unless otherwise agreed) under the then-prevailing rules of American Arbitration Association. There will be one (1) arbitrator chosen by mutual agreement of the parties or, in the event the parties cannot agree within thirty (30) calendar days of issuance of a written demand for arbitration by either party, by the American Arbitration Association. All proceedings by the arbitrator shall be conducted in accordance with the rules of the American Arbitration Association, except to the extent the provisions of such rules are modified by this Agreement or the mutual agreement of the parties. Either party will have the right to discovery of evidence, but by the following methods only: requests for production of documents and depositions of no more than three (3) individuals. The arbitrator will supervise discovery and may, at the request of either party, limit expenses of discovery (including reasonable attorneys' fees) to the requesting party for good cause shown. All discovery will be completed, and the arbitration hearing will commence, within forty-five (45) days after appointment of the arbitrator. Subject to the foregoing, discovery matters will be governed by the Federal Rules of Civil Procedure as applicable to civil actions in the United States District Courts. The arbitration hearing will conclude within thirty (30) days after it commences. The award rendered in arbitration will be in writing and will be final and binding, and may be enforced in any court of competent jurisdiction. The fees and expenses of the arbitrator will be paid by the non-prevailing party.

               (b) Approval of One Substantive Position of the Parties. In all arbitration proceedings submitted under this Section 12.3, the arbitrator shall be required to agree upon and approve the substantive position advocated by either MSS or the University with respect to each disputed item(s). Any decision rendered by the arbitrator that does not reflect a substantive position advocated by either MSS or the University shall be beyond the scope of authority granted to the arbitrator and shall be void. No decision of the arbitrator shall ever be construed as or have the effect of amending or altering this Agreement or the parties' rights and responsibilities with respect thereto.

        12.4 Other Disputes. Except as provided in Section 12.3 above, the parties will have no obligation to arbitrate any other disputes, claims or controversies of any kind arising out of or related to this Agreement, including but not limited to any dispute, claim or controversy relating to the scope of the Project or the party's respective ownership rights to any Innovation or Product. In addition, any claim by one party against the other for injunctive or preliminary relief, whether or not related to this Agreement, may be litigated in a court of competent jurisdiction.


13.     CONFIDENTIALITY AND PRESS RELEASE

        In addition to the provisions of Section 5 of the Master Agreement, the following confidentiality provisions shall apply:

        13.1 Confidentiality of the Agreement. The parties agree to maintain all terms and conditions of this Agreement in confidence, except that (i) MSS may state that it has received a license from the University under this Agreement and may name the patents and Intellectual Property Rights to which such license rights apply; (ii) The University may state that it has licensed certain commercial exploitation rights within the Project Scope to MSS; (iii) this Agreement may be disclosed to either party's attorneys, accountants or other professional advisors in the course of seeking professional advice and to the extent required by applicable law or regulations or court order; and (iv) this Agreement may be disclosed by MSS to entities with which MSS is discussing a proposed sale of its stock, sale of all or substantially all of its assets, obtaining financing or entering into a partnering arrangement, provided that the entity to whom the terms of this Agreement is to be disclosed has executed a reasonable non-disclosure agreement.

        13.2 Protection of Confidential Information. Each party agrees to keep all Confidential Information of the other party to which it has access hereunder strictly confidential, and agrees that it will not, except with the express permission of the other party or as required by applicable law or regulations or by court order, use such information except in the performance of this Agreement, or disclose any such Confidential Information to any person or entity other than its own employees, consultants, faculty, technicians, visiting scientists, students, and/or post-doctoral associates who have a need to know and who have been informed in advance of the receiving party's obligations with respect to such Confidential Information.

        13.3 Press Release. The parties agree to issue a mutually agreeable joint press release with respect to this Agreement. Each party agrees that it will not issue a press release with respect to this Agreement until such joint press release has first been issued.


14.     REPRESENTATIONS AND WARRANTIES

        14.1 By the University. The University represents and warrants to MSS that:

               (a) Ownership. The University is the sole and exclusive owner of any Licensed Patents and any University Innovations supplied hereunder to MSS for commercial exploitation;

               (b) Authority. The University has the full right and power to grant the licenses to MSS set forth in this Agreement and to supply the University Innovations to MSS for commercialization hereunder;

               (c) Inconsistent Obligations. There are no outstanding agreements, licenses, assignments or encumbrances inconsistent with the provisions of such licenses or with any other provision of this Agreement; and

               (d) Infringement of Rights of Others. To the best of the University's knowledge as of the Effective Date, the University knows of no third parties' rights which would be infringed by practicing the inventions claimed in the Licensed Patents within the scope of the licenses granted to MSS hereunder or by the commercialization as contemplated hereunder of the University Innovations in existence as of the Effective Date. The University will promptly notify MSS in the event that it learns or has cause to believe at any time that any third parties' rights would or might be infringed by practicing the inventions claimed in any Licensed Patents or by any Product or Innovation being commercialized hereunder. In the event that a claim is made against MSS or a Third Party that the manufacture, use, sale, distribution or other commercial exploitation of a Product or Innovation infringes the Intellectual Property Rights of a third party, then MSS or the Third Party (as applicable) will fund the cost of any litigation resulting out of such claim, but will be entitled to recover up to two-thirds (or whatever other fraction of the Net Proceeds generated by such Product or Innovation the University is entitled to hereunder at the time such litigation commences) of its costs and any damages awarded against it out of the sinking fund established pursuant to Section 3.4 above and, to the extent the sinking fund contains insufficient funds, the University's current and future share of any Net Proceeds; provided that in the event MSS or the Third Party is found to have willfully infringed such third party's Intellectual Property Rights (and such willfulness was not caused by the University), then MSS or the Third Party shall not be entitled to recover any portion of any enhanced damages awarded based upon such willfulness, and provided further that the University will be entitled to have counsel of its own choosing participate in (but not control) any such litigation at the University's sole expense.

        14.2 By MSS. MSS represents and warrants to the University that there are no outstanding agreements, licenses, assignments or encumbrances inconsistent with the provisions of such licenses or with any other provision of this Agreement.

        14.3 No Other Warranties. EXCEPT AS SET FORTH IN THIS SECTION, NEITHER PARTY MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, RELATING TO THIS AGREEMENT OR ANY INNOVATION OR PRODUCT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


15.     INDEMNITIES

        15.1 By MSS. MSS agrees to defend, indemnify, and hold the University harmless from and against any and all third-party claims (other than claims for infringement of a third party's Intellectual Property Rights to the extent such claims fall within the provisions of Section 14 above), damages, actions, liabilities, costs and expenses arising out of or in connection with (i) any damage, including but not limited to damage to any property and personal injury or death, by whomever suffered arising out of or resulting from any negligent or willful act of MSS relating to the subject matter of this Agreement, and (ii) any breach or claimed breach of the warranties and representations set forth in
Section 14.2 above.

        15.2 By the University. The University agrees to defend, indemnify, and hold MSS harmless from and against any and all third-party claims, damages, actions, liabilities, costs and expenses arising out of or in connection with
(i) any damage, including but not limited to damage to any property and personal injury or death, by whomever suffered arising out of or resulting from any negligent or willful act of the University relating to the subject matter of this Agreement, and (ii) any breach or claimed breach of the warranties and representations set forth in Section 14.1 above.


16.     ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

        In the event that either party becomes aware of an infringement or potential infringement of the Licensed Patents or of any other Intellectual Property Right of either the University or MSS within the Project Scope, such party will promptly notify the other party and provide the details known to it. The Steering Committee will then promptly confer about such infringement or potential infringement. Within ten (10) business days thereafter, each party will notify the other of its decision whether or not it wishes to participate in litigation against the infringer or potential infringer. Any such litigation will proceed as follows:

        (a) Both Parties Elect to Participate. In the event that both parties elect to participate in such litigation, the parties will mutually agree upon counsel to bring such litigation. The parties will share equally the costs (including the fees of attorneys and other professionals) of any such litigation. MSS may recover all or a portion of its share of any such costs from the sinking fund established pursuant to Section 3.4 above and, to the extent the sinking fund contains insufficient funds, as an offset to the University's share of Net Proceeds. All damages or lump sum settlement payments recovered from the prosecution or settlement of such litigation shall, after deduction of all reasonable costs and fees of attorneys and other professionals incurred in pursuing such litigation, be divided equally between the parties. Each party agrees to join such action as a named plaintiff to the extent necessary to obtain jurisdiction or if deemed a necessary party.

        (b) MSS Decides to Participate and the University Does Not. In the event that MSS elects to participate in such litigation and the University does not, then MSS may initiate and control such litigation at its own expense. In the event MSS institutes such litigation, (i) the University may at its option have counsel of its choosing participate in such litigation provided such counsel does not interfere with MSS's control of such litigation, (ii) the University will join such action as a plaintiff to the extent necessary to obtain jurisdiction or if the University is deemed a necessary party, and (iii) if such litigation is based upon the Licensed Patents or any other Intellectual Property Rights of the University, MSS will not settle any such litigation without the express approval of the University to the terms and conditions of any such settlement. All damages or lump sum settlement payments recovered from the prosecution or settlement of such litigation shall be retained by MSS.

        (c) The University Decides to Participate and MSS Does Not. In the event that the University elects to participate in such litigation and MSS does not, then the University may institute and control such litigation at its own expense. In the event the University institutes such litigation, (i) MSS may at its option have counsel of its choosing participate in such litigation provided such counsel does not interfere with the University's control of such litigation, (ii) MSS will join such action as a plaintiff to the extent necessary to obtain jurisdiction or if MSS is deemed a necessary party, and
(iii) if such litigation is based upon any Intellectual Property Right of MSS, the University will not settle any such litigation without the express approval of MSS to the terms and conditions of any such settlement. All damages or lump sum settlement payments recovered from the prosecution or settlement of such litigation shall be retained by the University.


17.     LIMITATION OF LIABILITY

        EXCEPT FOR ANY WILLFUL BREACH OF SECTIONS 8 OR 13, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL

OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT.


18.     GENERAL

        18.1 Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the United States and the State of California, without regard to or application of provisions relating to choice of law.

        18.2 Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

        18.3 Severability. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

        18.4 Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given: (i) when sent by confirmed facsimile; (ii) ten (10) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) five (5) working days after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section:

               To MSS:

               Paul J. White
               President and CEO
               Medical Science Systems, Inc.
               4400 McArthur Blvd., Suite 980
               Newport Beach, CA  92660
               U.S.A.

               To the University:

               [ * ]
               with a copy to:

               [ * ]

        18.5 Delays Beyond Control. Neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party's reasonable control, and such failure or delay will not constitute a material breach of this Agreement.

        18.6 Assignment. Neither party may assign its rights or obligations hereunder, by operation of law or otherwise, without express written consent of the other party, which consent will not be unreasonably withheld. Any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement will benefit and bind the successors and assigns of the parties.

        18.7 No Third Party Beneficiaries; No Agency. Except as expressly provided herein to the contrary, no provision of this Agreement, express or implied, is intended or will be construed to confer rights, remedies or other benefits to any third party under or by reason of this Agreement. This Agreement will not be construed as creating an agency, partnership or any other form of legal association (other than as expressly set forth herein) between the parties.

        18.8 Entire Agreement. This Agreement and the Master Agreement, including all exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersede and replace all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.

        18.9 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which will be considered an original and all of which together will constitute one agreement. This Agreement may be executed by the attachment of signature pages which have been previously executed.

        18.10 Cumulation. All rights and remedies enumerated in this Agreement will be cumulative and none will exclude any other right or remedy permitted herein or by law.

        18.11 Venue and Personal Jurisdiction. Any suit or other proceeding not subject to arbitration under Section 12 will be brought solely in the federal courts in the Central District of California, if jurisdiction in such court can be obtained, and otherwise in the state courts of California, and each party hereby irrevocably submits to, and waives any objections to, the exercise of personal jurisdiction thereof and venue therein.

        18.12 Headings. The headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        18.13 Incorporation of the Master Agreement. Except as specifically provided in this Agreement, the relevant terms and conditions of the Master Agreement are hereby incorporated by reference into this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as set forth below:

MEDICAL SCIENCE SYSTEMS, INC.           THE UNIVERSITY OF SHEFFIELD


By:                                     By:
  ---------------------------------        -------------------------------------
Printed Name:                           Printed Name:
            -----------------------                  ---------------------------
Title:                                  Title:
     ------------------------------           ----------------------------------

                                   SCHEDULE 1

               GENERAL GUIDELINES FOR ALLOCATING NET PROCEEDS FOR
                              GENETIC TEST PRODUCTS


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[ * ]

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

                                   SCHEDULE 2

               SPECIFIC GUIDELINES FOR ALLOCATING NET PROCEEDS FOR
                            INITIAL EYE DISEASE TEST

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

[ * ]
